Exhibit (e)(6)

March 11, 2015

Mr. Chris Gardner

Chief Executive Officer

Vitesse Semiconductor Corporation

741 Calle Plano

Camarillo, CA 93012-8543

Dear Mr. Gardner,

Reference is hereby made to that letter between our companies dated February 23, 2015. We hereby agree that the Exclusivity Period referenced therein shall be extended so that it shall expire at 11:59 PM Pacific Time on March 17, 2015.

If the foregoing is acceptable to you, please execute a copy of this letter at the space provided below and return it back to my attention.

Regards,

/s/ David Goren

David Goren
Senior Vice President

ACCEPTED AND AGREED TO:

Vitesse Semiconductor Corporation

BY:	/s/ Christopher R. Gardner

Name:	CHRISTOPHER R. GARDNER
Title:	CEO

Microsemi Corporation

One Enterprise, Aliso Viejo, California 92656	Telephone: 949.380.6100	Fax: 949.215.4996 www.microsemi.com